EXHIBIT 10.9

DEFERRED INCOME PLAN
FOR NON-EMPLOYEE DIRECTORS

As Amended and Restated
Effective January 1, 2009

Deferred Income Plan
for Non-Employee Directors
As Amended and Restated
Effective January 1, 2009
Table of Contents

Introduction	1

Article I — Definitions	2
1.01 “Account”	2
1.02 “Beneficiary”	2
1.03 “Benefits Committee”	2
1.04 “Deferred Income”	2
1.05 “IRC”	2
1.06 “Participant”	2
1.07 “Plan”	2
1.08 “Separation From Service”	3
1.09 “Textron Company”	3
1.10 “Total Disability”	3

Article II — Participation	3
2.01 Initial Enrollment	3
2.02 Deferral Election	3
2.03 Non-Elective Deferred Compensation	4

Article III — Investment Accounts	4
3.01 Investment Accounts	4
3.02 Moody’s Account	4
3.03 Stock Unit Account	4
3.04 Quarterly Adjustments	5
3.05 Transfers and Distributions From Stock Unit Account	5

Article IV — Vesting	5

Article V — Payments to Participants	5
5.01 Separation From Service	5
5.02 Time and Form of Payment	6
5.03 Distribution Elections	6
5.04 Automatic Lump Sum Payments	7
5.05 Administrative Adjustments in Payment Date	7
5.06 Distributions Before January 1, 2008	7

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Article VI — Payments to Beneficiaries	7
6.01 Designating a Beneficiary	7
6.02 Default Beneficiary	8
6.03 Beneficiary Who Is Not Legally Competent	8
6.04 Distributions Upon Death	8

Article VII — Unfunded Plan	8

Article VIII — Plan Administration	8
8.01 Plan Administrator’s Powers	8
8.02 Use of Third Parties to Assist with Plan Administration	9
8.03 Proof of Right to Receive Benefits	9
8.04 Claims Procedure	9

Article IX — Amendment and Termination	9
9.01 Amendment or Termination	9
9.02 Restrictions on Amendment or Termination	9
9.03 Distributions Upon Plan Termination	9

Article X — Miscellaneous	10
10.01 Use of Masculine or Feminine Pronouns	10
10.02 Transferability of Plan Benefits	10
10.03 Section 409A Compliance	10
10.04 Controlling State Law	11

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Deferred Income Plan
for Non-Employee Directors
As Amended and Restated
Effective January 1, 2009
Introduction
The Deferred Income Plan for Non-Employee Directors (the “Plan”) is an unfunded, nonqualified deferred compensation arrangement. The Plan provides both elective and nonelective deferred compensation for non-employee directors of Textron. The Plan is amended and restated, effective January 1, 2008, to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”) and to incorporate certain other changes.
Appendix A sets forth the provisions of the Plan as in effect on October 3, 2004, when IRC Section 409A was enacted as part of the American Jobs Creation Act of 2004. Deferred compensation that was earned and vested (within the meaning of Section 409A) before January 1, 2005, and any subsequent increase that is permitted to be included in this amount under Section 409A, is calculated and paid solely as provided in Appendix A, and is not subject to any other provisions of the Deferred Income Plan for Non-Employee Directors.
Deferred compensation that was earned or vested after 2004 and before January 1, 2008, is subject to the provisions of IRC Section 409A. This deferred compensation is paid exclusively as provided in the Deferred Income Plan for Non-Employee Directors (not including Appendix A). Although the provisions of the Deferred Income Plan for Non-Employee Directors generally are effective as of January 1, 2008, the provisions that govern the distribution of benefits earned or vested after 2004 are effective as of January 1, 2005.
Section 5.03(a) permits a Participant to make an election before the end of 2007 to receive the Participant’s Account under one of the distribution options in Section 5.02. Appendix A also permits a Participant to make a distribution election before the end of 2007 for the benefits payable under the Appendix. These special election provisions are effective as of July 25, 2007, the date on which this amended and restated Plan was adopted by the Board of Directors of Textron Inc.

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Article I — Definitions
In this document, the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:
1.01	“Account” means the bookkeeping entry used to record deferred income and earnings credited to a Participant under the Plan. A Participant’s Account may be divided into sub-accounts, as determined by the Benefits Committee, to track earnings on different hypothetical investment funds. All amounts credited to the Account shall be unfunded obligations of Textron: no assets shall be set aside or contributed to the Plan for the Participant’s benefit. A Participant’s Account does not include deferred income that was earned and vested (within the meaning of IRC Section 409A) before January 1, 2005, and any subsequent increase that is permitted to be included in such amount under IRC Section 409A. These amounts are calculated and paid solely as provided in Appendix A.

1.02	“Beneficiary” means the person or persons entitled under this Plan to receive Plan benefits after a Participant’s death. A Participant’s estate may also be the Participant’s Beneficiary.

1.03	“Benefits Committee” means the Employee Benefits Committee of Textron.

1.04	“Deferred Income” means any elective or non-elective deferred compensation credited to a Participant’s Account under this Plan. A Participant’s Deferred Income may consist of one or both of the following amounts:
(a)	Automatic Deferred Income: A non-elective deferral of a portion of a Participant’s annual retainer equal to $100,000 into the Participant’s Stock Unit Account.

(b)	Elective Deferred Income: A deferral of a Participant’s annual retainer (in excess of the Automatic Deferred Income) made at the election of a Participant and credited to the Moody’s Account or Stock Unit Account at the Participant’s direction.
1.05	“IRC” means the Internal Revenue Code of 1986, as amended. References to any section of the Internal Revenue Code shall include any final regulations interpreting that section.

1.06	“Participant” means a current non-employee director of Textron, or a former non-employee director whose Account has not been forfeited or fully distributed.
1.07	“Plan” means this Deferred Income Plan for Non-Employee Directors, as amended and restated from time to time.

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1.08	“Separation From Service” means a Participant’s resignation, removal, or retirement from Textron’s Board of Directors (for a reason other than death or Total Disability) that constitutes a good-faith, complete termination of his relationship with Textron, and that also qualifies as a “separation from service” for purposes of IRC Section 409A.

1.09	“Textron Company” means Textron or any company controlled by or under common control with Textron within the meaning of IRC Section 414(b) or (c).

1.10	“Total Disability” means physical or mental incapacity of a Participant who is serving as a director on the disability date that would enable the Participant to receive disability benefits under the Federal Social Security Act (if he were otherwise eligible for Social Security disability benefits), and that also qualifies as a “disability” for purposes of IRC Section 409A.
Article II — Participation
2.01	Initial Enrollment. A non-employee director shall complete the enrollment process established by Textron in order to become a Participant in the Plan. The enrollment material shall designate the time and form of distribution for the Participant’s Account, designate the amount of Elective Deferred Income the Participant chooses to contribute and the portion allocated to each investment fund, and identify the Participant’s Beneficiary.
(a)	If the non-employee director was not previously eligible to participate in any other account-based elective deferred compensation arrangement of a Textron Company, he may enroll in the Plan within thirty (30) days after he is first elected as a non-employee director. A non-employee director’s initial deferral election shall apply only to compensation paid for services to be performed in calendar quarters beginning after the election is made. If the non-employee director does not complete his enrollment within the initial 30-day period, his enrollment shall not become effective until the beginning of the next calendar year.

(b)	If a non-employee director was previously eligible to participate in any other account-based elective deferred compensation arrangement of a Textron Company, he may enroll in the Plan at a time designated by Textron, but not later than December 31 of the year in which he is first elected as a non-employee director, and his enrollment shall not become effective until the beginning of the next calendar year.
2.02	Deferral Election. Subject to the requirements set forth in Section 2.01, a Participant may elect to defer any or all of the annual retainer (in excess of the $100,000 Automatic Deferred Income) into either the Moody’s Account or the Stock Unit Account. After the Participant’s initial deferral election, the

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Participant shall file a new deferral election each year, at a time designated by Textron (but not later than December 31), for any eligible compensation the Participant will earn in the following year. A deferral election shall become irrevocable at the election deadline established by Textron.

2.03	Non-Elective Deferred Compensation. In addition to any Elective Deferred Income, a Participant’s Stock Unit Account shall automatically be credited with Automatic Deferred Income equal to a $100,000 portion of a Participant’s annual retainer.
Article III — Investment Accounts
3.01	Investment Accounts. For recordkeeping purposes, Textron shall maintain a Moody’s Account and a Stock Unit Account, as necessary, to credit hypothetical investment gains and losses to a Participant’s Account. A Participant may direct the extent to which his Elective Deferred Income is allocated initially to the Moody’s Account or the Stock Unit Account, and Elective Deferred Income will be credited quarterly. Any Automatic Deferred Income shall be allocated automatically to the Stock Unit Account.

3.02	Moody’s Account. The Moody’s Account shall earn interest at a monthly interest rate that is one twelfth of the greater of (a) 8%, or (b) the average for the calendar month of the Moody’s Corporate Bond Yield Index as published by Moody’s Investors Service, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Benefits Committee; provided, however, that in no event shall the Moody’s Account earn interest at a monthly rate greater than 120% of the long-term applicable federal rate (as provided under section 1274(d) of the Code) for the calendar month. Interest shall be credited as of the end of each calendar quarter, for each month during the quarter, on the average balance of the Moody’s Account during the quarter, determined by adding the opening and closing balances for the quarter and dividing by two.

3.03	Stock Unit Account.
(a)	The Stock Unit Account shall consist of phantom shares of Textron common stock. The number of stock units credited to a Participant’s Stock Unit Account as a result of any elective or non-elective contribution shall equal the amount of the cash contribution credited on the last day of a calendar quarter divided by the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal, for each trading day in the quarter in which the credit is made.

(b)	Textron shall credit additional stock units to a Participant’s Stock Unit Account to reflect dividend equivalents attributable to the stock units that

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were credited to the Participant’s Stock Unit Account on the record date. The number of additional stock units shall be determined by dividing the dividend amount by the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal, for each trading day in the quarter in which the record date occurs.

(c)	The number of stock units credited to a Participant’s Stock Unit Account shall be adjusted, without receipt of any consideration by Textron, on account of any stock split, stock dividend, or similar increase or decrease affecting Textron common stock, as if the stock units were actual shares of Textron common stock.

(d)	All distributions from the Stock Unit Account shall be made in cash. No Textron common stock shall be distributed from the Plan in any circumstance.
3.04	Quarterly Adjustments. A Participant’s Moody’s Account and Stock Unit Account shall be adjusted on the last day of each calendar quarter to reflect additional Deferred Income credited to the Account, distributions from the Account, and investment gains or losses allocated to the Account.

3.05	Transfers and Distributions From Stock Unit Account. A Participant who has Separated From Service may elect to transfer all or part of his Stock Unit Account in cash to his Moody’s Account. The Participant may elect a transfer once each calendar quarter, in 5% increments (with a minimum transfer of 10% of the Stock Unit Account), effective as of the first day of the calendar quarter following the minimum notice of three business days. The cash value transferred will be determined by multiplying (a) the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal, for the ten trading days immediately following the calendar quarter in which the election to transfer was made, times (b) the number of whole and fractional vested stock units credited to the Participant’s Stock Unit Account on the last day of the calendar quarter preceding the transfer, times (c) the percentage being transferred. The same methodology shall be used to determine the amount of any cash distribution from the Participant’s Stock Unit Account.
Article IV — Vesting
A Participant’s Elective Deferred Income and Automatic Deferred Income shall always be 100% vested.
Article V — Payments to Participants
5.01	Separation From Service or Total Disability. Upon a Participant’s Separation From Service or Total Disability, the distribution of the Participant’s Account

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shall commence (or, in the case of a lump sum distribution, shall be made) on the date elected by the Participant in accordance with Section 5.03.

5.02	Time and Form of Payment. Subject to Section 5.04 (automatic lump-sum distributions), below, the distribution of a Participant’s Account upon Separation From Service or Total Disability shall be made in one of the following forms:
(a)	A lump sum payment on the tenth business day of the first calendar quarter commencing after his Separation From Service or Total Disability.

(b)	A lump sum payment on the last business day of January in the first calendar year commencing after his Separation From Service or Total Disability.

(c)	Annual installments over a period not exceeding ten (10) years, commencing on the last business day of January in the first calendar year after his Separation From Service or Total Disability, with subsequent installments paid on the anniversary of that date. The installment payment shall be calculated each year by dividing the Participant’s unpaid account balance as of January 1 of that year by the remaining number of unpaid installments. Installment payments shall be made ratably from the Participant’s Moody’s Account and Stock Unit Account.
5.03	Distribution Elections.
(a)	A Participant may make a special election before the end of 2007 to receive the Participant’s Account under one of the distribution options in Section 5.02. The Participant may not make a new election under this paragraph if the election would accelerate payment of the Participant’s benefit into the year of the new election, or if the new election would postpone a distribution that otherwise would be made in 2007. An election under this paragraph shall be made in the manner prescribed by the Plan Administrator; but the election shall not be required to comply with the requirements of subsection (c), below (concerning changes in payment elections).

(b)	Any Participant whose Account is first credited with Deferred Income after 2007 must make a distribution election at the time of the Participant’s enrollment in the Plan. If a Participant does not make a valid distribution election at the time of his initial enrollment, the Participant shall be deemed to have elected a lump sum payment of his Account on the last business day of January in the first calendar year commencing after his Separation From Service.

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(c)	After 2007, a Participant may change the form of payment he previously elected for his Account once (but only once). The Participant’s new payment election must satisfy the following requirements:
(1)	the new election must be made at least twelve months before the date when payment of the Account would otherwise commence (and the new election shall be ineffective if a subsequent event causes the original payment date to fall within the 12-month period);

(2)	the new election must defer the date on which payment of the Account will commence by at least five years from the commencement date applicable to the Participant’s previous election; and

(3)	the new election may not require annual installments to be paid over a period exceeding five (5) years (or, if less, the number of whole years in the Participant’s remaining life expectancy, determined as of the payment commencement date under the Single Life Table in Treas. Reg. § 1.401(a)(9)-9, Q&A-1).
5.04	Automatic Lump Sum Payments. If the value of a Participant’s Account at the time of his Separation From Service or Total Disability is $100,000 or less, the Participant’s Account shall be paid in a lump sum, even if the Participant elected to receive installments.

5.05	Administrative Adjustments in Payment Date. A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (a) in the same calendar year (for a payment whose specified due date is on or before September 30), or (b) by the 15th day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1). A payment also is treated as being made on the date when it is due under the Plan if the payment is made not more than 30 days before the due date specified by the Plan. A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 5.05.

5.06	Distributions Before January 1, 2008. Distributions after 2004 and before the effective date of the Plan were made in good faith compliance with IRC Section 409A and Internal Revenue Service guidance interpreting IRC Section 409A.
Article VI — Payments to Beneficiaries
6.01	Designating a Beneficiary. A Participant may designate one or more Beneficiaries to receive the Participant’s Account after his death. The designation shall be made in writing on a form provided by Textron, and shall be subject to

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any requirements or conditions Textron imposes. The Participant may change the Beneficiary designation at any time before the earlier of the Participant’s death or the complete distribution of the Participant’s Account. If a Participant’s Account is community property, any designation of a Beneficiary shall be valid or effective only as permitted under applicable law. Any valid Beneficiary designation, and any valid change in a previous Beneficiary designation, shall become effective when Textron receives and accepts the Beneficiary designation form. The most recent valid Beneficiary designation in effect at the time of the Participant’s death shall supersede any previous Beneficiary designation.

6.02	Default Beneficiary. In the absence of an effective Beneficiary designation, or if all persons so designated have predeceased the Participant, the Participant’s Account shall be paid to the Participant’s surviving spouse. If there is no surviving spouse, the Participant’s Account shall be paid to the Participant’s natural and adopted children and their descendants per stirpes or, if there are no natural or adopted children or their descendants, to the Participant’s estate.

6.03	Beneficiary Who Is Not Legally Competent. If a Participant’s Beneficiary is a minor, a person who has been declared incompetent, or a person incapable of handling the disposition of his property, the Benefits Committee may direct Textron to pay the Participant’s Account to the guardian, legal representative, or person having the care and custody of such Beneficiary. The Benefits Committee may require proof of incompetency, minority, incapacity, or guardianship as it deems appropriate prior to distribution of the Account. Such distribution shall completely discharge the Benefits Committee and any Textron Company from all liability with respect to such Beneficiary’s interest in the Account.

6.04	Distributions Upon Death. If a Participant dies before his Account has been fully distributed, any amount remaining in his Account at his death shall be paid to his Beneficiary in a lump sum sixty (60) days after the Participant’s death. If a Beneficiary is receiving installment payments as of December 31, 2007, any remaining installments due after 2007 shall be aggregated and paid in a lump sum on the last business day of January 2008.
Article VII — Unfunded Plan
Benefits provided under this Plan are unfunded obligations of Textron. Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations.
Article VIII — Plan Administration
8.01	Plan Administrator’s Powers. Textron shall have all such powers as may be necessary to carry out the provisions hereof. Textron may from time to time

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establish rules for the administration of this Plan and the transaction of its business. Subject to Section 8.04, any actions by Textron shall be final, conclusive and binding on each Participant and all persons claiming by, through or under any Participant. Textron (and any person or persons to whom it delegates any of its authority as plan administrator) shall have discretionary authority to determine eligibility for Plan benefits, to construe the terms of the Plan, and to determine all questions arising in the administration of the Plan.

8.02	Use of Third Parties to Assist with Plan Administration. Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert. All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

8.03	Proof of Right to Receive Benefits. Textron may require proof of death or Total Disability of any Participant and evidence of the right of any person to receive any Plan benefit.

8.04	Claims Procedure. A Participant or Beneficiary who believes that he is being denied a benefit to which he is entitled under the Plan may file a written request with the Benefits Committee setting forth the claim. The Benefits Committee shall consider and resolve the claim.
Article IX — Amendment and Termination
9.01	Amendment or Termination. Subject to Section 9.02, below, the Board or its designee shall have the right to amend, modify, suspend, or terminate this Plan at any time by written resolution or other formal action reflected in writing.

9.02	Restrictions on Amendment or Termination. No amendment, modification, suspension, or termination shall reduce the amount credited to a Participant’s Account immediately before the effective date of the amendment, modification, suspension, or termination.

9.03	Distributions Upon Plan Termination. Upon the termination of the Plan by the Board with respect to all Participants, and termination of all arrangements sponsored by any Textron Company that would be aggregated with the Plan under IRC Section 409A, Textron shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s vested Account in a lump sum, to the extent permitted under IRC Section 409A. All payments that may be made pursuant to this Section 9.03 shall be made no

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earlier than the thirteenth month and no later than the twenty-fourth month after the termination of the Plan. Textron may not accelerate payments pursuant to this Section 9.03 if the termination of the Plan is proximate to a downturn in Textron’s financial health. If Textron exercises its discretion to accelerate payments under this Section 9.03, it shall not adopt any new arrangement that would have been aggregated with the Plan under IRC Section 409A within three years following the date of the Plan’s termination.
Article X — Miscellaneous
10.01	Use of Masculine or Feminine Pronouns. Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

10.02	Transferability of Plan Benefits.
(a)	Textron shall recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s benefit under the Plan, provided that (1) the domestic relations order would be a “qualified domestic relations order” within the meaning of IRC Section 414(p) if IRC Section 414(p) were applicable to the Plan (except that the order may require payment to be made to the alternate payee before the Participant’s earliest retirement age), (2) the domestic relations order does not purport to give the alternate payee any right to assets of any Textron Company, (3) the domestic relations order does not purport to allow the alternate payee to defer payments beyond the date when the benefits assigned to the alternate payee would have been paid to the Participant, and (4) the domestic relations order does not require the Plan to make a payment to an alternate payee in any form other than a cash lump sum.

(b)	Except as provided in subsection (a) concerning domestic relations orders, no amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant or Beneficiary.
10.03	Section 409A Compliance. The Plan is intended to comply with IRC Section 409A and should be interpreted accordingly. Any distribution election that would not comply with IRC Section 409A is not effective. To the extent that a provision

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of this Plan does not comply with IRC Section 409A, such provision shall be void and without effect. Textron does not warrant that the Plan will comply with IRC Section 409A with respect to any Participant or with respect to any payment, however. In no event shall any Textron Company; any director, officer, or employee of a Textron Company (other than the Participant); or any member of the Benefits Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of IRC Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

10.04	Controlling State Law. This Plan shall be construed in accordance with the laws of the State of Delaware.

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DEFERRED INCOME PLAN
FOR NON-EMPLOYEE DIRECTORS

APPENDIX A

Prior Plan Provisions
(As in effect before January 1, 2008)

Deferred Income Plan
for Non-Employee Directors
Appendix A — Prior Plan Provisions

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Deferred Income Plan
for Non-Employee Directors
Appendix A — Prior Plan Provisions
Introduction
Before January 1, 2008, the Deferred Income Plan for Non-Employee Directors (the “Plan”) provided both elective and nonelective deferred compensation for non-employee directors of Textron. The Plan has been amended and restated, effective January 1, 2008, to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”) and to incorporate certain other changes.

A.	Protected Benefits (Earned and Vested Before 2005)
The portion of Appendix A that follows this Introduction sets forth the provisions of the Plan as in effect on October 3, 2004, when IRC Section 409A was enacted as part of the American Jobs Creation Act of 2004, with certain modifications imposing additional restrictions on distributions and changing provisions for measuring investment returns. Directors’ deferred compensation that was earned and vested (within the meaning of Section 409A) before January 1, 2005, and any subsequent increases that are permitted to be included in this amount under Section 409A (“Protected Benefits”), are calculated and paid solely as provided in Appendix A, and are not subject to any other provisions of the Deferred Income Plan for Non-Employee Directors.
The Protected Benefits are not intended to be subject to IRC Section 409A. No amendment to this Appendix A that would constitute a “material modification” for purposes of Section 409A shall be effective unless the amending instrument states that it is intended to materially modify Appendix A and to cause the Protected Benefits to become subject to Section 409A. Although the Key Executive Protected Benefits are not intended to be subject to Section 409A, no Textron Company (nor any director, officer, or other representative of a Textron Company) shall be liable for any adverse tax consequence suffered by a Director or Beneficiary if a Protected Benefit becomes subject to Section 409A.

B.	Benefits Subject To Section 409A (Earned or Vested From 2005 Through 2007)
Deferred compensation earned by Directors after 2004, and deferred compensation that became vested after 2004, are subject to the provisions of IRC Section 409A. To the extent that these benefits were earned under the Plan before January 1, 2008, the benefits shall be calculated under the provisions of the Plan set forth in this Appendix A. However, any benefits earned or vested under the Plan after 2004 shall be paid exclusively as provided in the Deferred Income Plan for Non-Employee Directors (not

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including this Appendix A), and shall not be subject to any provision of Appendix A that relates to the payment or distribution of benefits. Although the provisions of the Deferred Income Plan for Non-Employee Directors generally are effective as of January 1, 2008, the provisions that govern the distribution of benefits earned or vested after 2004 under the Plan are effective as of January 1, 2005.
Section 3.3 requires a Director to make an election before the end of 2007 to receive the Director’s Account under one of the distribution options in Section 3.3. This election provision is effective as of July 25, 2007, the date on which the Plan was adopted by the Board of Directors of Textron Inc.
Deferred Income Plan
for Non-Employee Directors
The text that follows sets forth the provisions of the Plan as in effect on October 3, 2004, and as modified thereafter in certain respects that do not constitute “material modifications” for purposes of IRC Section 409A. The defined terms in Appendix A relate only to the provisions set forth in Appendix A: they do not apply to any other provisions of the Deferred Income Plan for Non-Employee Directors, and terms defined elsewhere in the Deferred Income Plan for Non-Employee Directors do not apply to Appendix A. No additional benefits shall accrue or be deferred under Appendix A after December 31, 2007.
ARTICLE I — PARTICIPATION
1.1	Non-employee members of the Board of Directors of Textron Inc. may elect to defer receipt of any or all of the annual retainer, in excess of the $60,000 required deferral to the stock unit account, and meeting fees into either a stock unit account or an interest-bearing account. The Annual Stock Unit Grant is automatically deferred into the stock unit account.

1.2	Each Director must have on file with Textron a Deferral Election Form indicating deferral elections for the following calendar year(s).

1.3	For any complete calendar quarters remaining in the calendar year in which an individual initially becomes a non-employee director, the Director may elect to defer his or her fees at any time before the start of each such quarter.
ARTICLE II — DEFERRED INCOME ACCOUNTS
2.1	For record-keeping purposes only, Textron shall maintain a stock unit account and an interest-bearing account for each non-employee Director.

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2.2	Stock Unit Account.

The Stock Unit Account shall consist of Stock Units, which are phantom shares of Textron common stock accumulated and accounted for the sole purpose of determining the cash payout of any distribution under this portion of the Plan.

As of the end of each calendar quarter, Textron shall credit to the Stock Unit Account 10% (includes a 10% Premium contributed by Textron, the “Premium”) of the amount the Director deferred into this account during the quarter. Textron shall credit no Premium with respect to the Annual Stock Unit Grant or the required deferral. Textron shall also credit to this account Stock Units equal to the number of shares of Textron common stock that would have been allocated on account of dividends.

The number of Stock Units Textron shall credit to the Stock Unit Account will equal the number of shares of Textron common stock that could have been purchased at a price per share equal to the average price per share of Textron common stock contributed to the Textron Savings Plan during that quarter.

Half of the 10% Premium contributed by Textron shall vest (become nonforfeitable) on December 31 of the calendar year in which the deferred income otherwise would have been paid, and the remaining half on the next December 31. The Premium will continue to vest after the termination of the Directorship. The Premium will vest only if the related deferred compensation is unpaid at the time of vesting. Unvested Premiums shall vest immediately upon the Director’s death or total disability as determined by the Textron Benefits Committee.

2.3	Moody’s Account

As of the end of each calendar quarter Textron shall credit to the Moody’s Account an amount equal to interest on the average balance the Moody’s Account during such quarter. The average balance will be computed by adding the opening and closing balances for the quarter and dividing by two. Interest will be credited monthly at the greater of 8% or the Moody’s Corporate Bond Yield Index Rate.
ARTICLE III — PAYMENTS
3.1	Payments or withdrawals from either the Stock Unit Account or the Moody’s Account or transfers between the two accounts shall not be allowed while the individual remains a Director of Textron. Prior to or at the time of the Director’s resignation, removal, or retirement from the Board of Directors, the

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Director must elect a payment schedule.

3.2	Upon the Director’s resignation, removal, or retirement from the Board of Directors, the Director may, once each calendar quarter, elect to transfer, in 5% increments (with a minimum transfer of 10% of the Stock Unit Account), any or all amounts in the Stock Unit Account to the Moody’s Account. The cash amount transferred will be determined by multiplying the current value of Textron common stock by the number of whole or fractional Stock Units in the Stock Unit Account as of the end of that calendar quarter times the percentage being transferred. The current value shall be the average of the composite closing prices, as reported in The Wall Street Journal for the ten trading days immediately following the calendar quarter in which the election to transfer was made.

3.3	A Director must make a payment election by completing the Payment Election Form before the end of 2007. The Director may elect on the Payment Election Form to receive (1) the entire amount of his or her accounts as soon as practical following the end of the current quarter which will be deemed to be an election to transfer under the provisions of paragraph 3.2 in the current quarter all amounts in the Director’s Stock Unit Account, (2) the entire amount of his or her accounts as soon as practical following the end of the current calendar year which will be deemed to be an election to transfer under the provisions of paragraph 3.2 in the final quarter of the current calendar year all amounts in the Director’s Stock Unit Account, or (3) payment in a number of annual installments, each payable as soon as practical following the end of each successive calendar year, over a period of up to five years which will be deemed to be an election to transfer under the provisions of paragraph 3.2 in the final quarter of each respective calendar year an amount, if necessary, from the Director’s Stock Unit Account sufficient to make the required payment. Annual installments shall be calculated each year by dividing the unpaid amount as of January 1 of that year by the remaining number of unpaid installments. If a Director fails to make a payment election before the end of 2007, the Director’s Account shall be distributed in a lump sum following the end of the calendar year in which he retires or otherwise terminates from the Board of Directors.

3.4	During the installment period, the unpaid balance in the Moody’s Account will continue to earn interest at the same rate as if the individual had continued as a Director.

3.5	If a Director dies before his Account has been fully distributed, any amount remaining in his Account at his death shall be paid to his Beneficiary in a lump sum on the last business day of the month following his death. If a Beneficiary is receiving installment payments as of December 31, 2007, any remaining installments due after 2007 shall be aggregated and paid in a lump

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sum on the last business day of January 2008.

The designated beneficiary may be changed from time to time by delivering a new Designation of Beneficiary Form to Textron. If no designation is made, or if the named beneficiary predeceases the Director, payment shall be made to the Director’s estate.

3.6	At the discretion of Textron, the payments to be made after the Director’s resignation, removal, or retirement from the Board of Directors pursuant to this Article III may be accelerated in such amounts and at such times as the Benefits Committee determines.
ARTICLE IV — MISCELLANEOUS
4.1	Benefits provided under this Plan are unfunded obligations of Textron. Nothing contained in this Plan shall require Textron to segregate any monies from its general funds with respect to such obligations.

4.2	The Textron Benefits Committee shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation and for carrying out the provisions hereof, and shall have all such powers as may be necessary to do so.

4.3	Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine shall include the other and each use of the singular number shall include the plural.

4.4	Textron shall recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s benefit under the Plan, provided that (1) the domestic relations order would be a “qualified domestic relations order” within the meaning of IRC Section 414(p) if IRC Section 414(p) were applicable to the Plan (except that the order may require payment to be made to the alternate payee before the Participant’s earliest retirement age), (2) the domestic relations order does not purport to give the alternate payee any right to assets of any Textron Company, (3) the domestic relations order does not purport to allow the alternate payee to defer payments beyond the date when the benefits assigned to the alternate payee would have been paid to the Participant, and (4) the domestic relations order does not require the Plan to make a payment to an alternate payee in any form other than a cash lump sum. Except as provided in the preceding sentence concerning domestic relations orders, no amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved. Except as

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required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Director or Beneficiary.

4.5	The Board or its designee shall have the right to amend, modify, suspend, or terminate this Plan at any time by written ratification of such action; provided, however, that no amendment, modification, suspension, or termination shall reduce the amount credited to either the Stock Unit Account or the Moody’s Account immediately before the effective date of the amendment, modification, suspension, or termination.

4.6	This Plan shall be construed in accordance with the laws of the State of Delaware.

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